Exhibit 10.1

NON-REDEMPTION AND SHARE FORWARD AGREEMENT

This NON-REDEMPTION AND SHARE FORWARD AGREEMENT (this “Agreement”) is entered into as of December 4, 2024 by and among (i) Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (together with its successors, “SPAC”), (ii) Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (together with its successors, “PubCo”), and (iii) Ghisallo Master Fund LP, a Cayman Islands exempted limited partnership (“Stockholder”). SPAC, PubCo, the Stockholder are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Stockholder “beneficially owns” (as such term is defined in Rule+ 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and is entitled to dispose of (or to direct the disposition of) 973,000 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of SPAC (such shares of Common Stock, together with the ordinary shares in the share capital of PubCo (“PubCo Ordinary Shares”) to be issued in exchange for such shares of Common Stock in connection with the Closing (as defined below), are collectively referred to herein as the “Subject Shares”); and

WHEREAS, on March 22, 2022, SPAC entered into that certain Business Combination Agreement (as amended, the “BCA”) by and among (i) SPAC, (ii) PubCo, (iii) M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), (iv) Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and (v) Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (“Target”), pursuant to which BCA, among other matters, (a) immediately prior to the consummation of the transactions contemplated thereby (the “Closing”), PubCo will be converted into a Dutch public limited liability company (naamloze vennootschap) and be renamed Coincheck Group N.V., and (b) upon the Closing, (i) PubCo will acquire all of the issued and outstanding shares of Target from the equityholders of Target (the “Sellers”) in exchange for PubCo Ordinary Shares and Target shall become a wholly-owned subsidiary of PubCo and the Sellers shall become shareholders of PubCo (the “Share Exchange”), and (ii) SPAC will merge with and into Merger Sub, with SPAC continuing as the surviving entity (the “Merger”), and as a result of which, (A) SPAC will become a wholly-owned subsidiary of PubCo, and (B) each issued and outstanding security of SPAC immediately prior to the effective time of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of PubCo, all upon the terms and subject to the conditions set forth in the BCA and in accordance with the provisions of applicable law (the Share Exchange, the Merger and the other transactions contemplated by the BCA, collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I

WAIVER AND TRANSFER RESTRICTIONS

Section 1.1 Waiver of Redemption Rights. Stockholder hereby waives and agrees not to exercise any right that it may have to elect to redeem or convert any Subject Shares in connection with the Transactions, and to reverse and revoke any prior redemption or conversion elections made with respect to the Subject Shares. The waiver granted by Stockholder pursuant to this Section 1.1 is irrevocable unless and until this Agreement is terminated in accordance with Section 3.1 and is granted in consideration of SPAC entering into this Agreement and incurring certain related fees and expenses and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Section 1.2 Transfer Restrictions. Stockholder hereby covenants and agrees that prior to the Closing, Stockholder shall not, and shall cause its affiliates not to, directly or indirectly, without SPAC’s and PubCo’s prior written consent: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares (other than the restrictions set forth in this Agreement); or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement.

Section 1.3 Acknowledgements. In furtherance of the foregoing restrictions in this Agreement, Stockholder hereby irrevocably constitutes and appoints SPAC and its designees, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to revoke any redemption election made with respect to any Subject Shares and to cause SPAC’s transfer agent to fail to redeem such Subject Shares in connection with the Transactions. The parties agree that the Subject Shares will not contain a legend of any nature.

Article II

SHARE FORWARD

Section 2.1 Payment of Redemption Amount for Subject Shares. At the Closing, SPAC will instruct Continental Stock Transfer & Trust Company, as the trustee (the “Trustee”) under the Investment Management Trust Agreement, dated as of June 29, 2021, by and between SPAC and the Trustee, to disburse from the Trust Account (as defined below) to Stockholder, by wire transfer of immediately available funds to an account designated in writing by Stockholder prior to the Closing, an amount in cash (the “Prepayment Amount”) equal to the product of (i) the price at which each share of Common Stock is redeemed or converted pursuant to the redemption of Public Stockholders to be conducted by SPAC in connection with the Closing (the “Redemption Price”) (which is currently contemplated to be $10.68 per share), multiplied by (ii) the number of Subject Shares. From the period from the Closing until the Maturity Date (as defined below), Stockholder will hold the Prepayment Amount in a segregated bank account owned by Stockholder or a third-party custodian (the “Bank Account”), and not disburse the funds from the Bank Account except to make any payments under Section 2.3 below. Stockholder will retain ownership and control of the Subject Shares at the Closing, including the right to vote such Subject Shares and to receive any dividends or distributions on such Subject Shares, but subject to the restrictions set forth in this this Article II.

Section 2.2 Post-Closing Transfer Restrictions on Subject Shares. Stockholder hereby covenants and agrees that during the period from the Closing until the ninety (90) day anniversary of the Closing (the “Maturity Date”), Stockholder shall not, and shall cause its affiliates not to, directly or indirectly, except as permitted by the terms of this Article II: (i) Transfer or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares (other than the restrictions set forth in this Agreement); or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement; provided, that Stockholder may Transfer any or all of the Subject Shares from and after the Closing to an affiliate of Stockholder that agrees in writing with SPAC and PubCo, , to be bound by all of the terms and conditions of this Agreement that apply to Stockholder with respect to such Subject Shares (provided, further, that no such assignment shall relieve Stockholder of its obligations under this Agreement).

Section 2.3 Permitted Transfers Prior to the Maturity Date. At any time from and after the Closing until the Maturity Date, Stockholder may, in its sole election, release any or all of the Subject Shares from the Transfer restrictions set forth in this Article II by (a) providing written notice to PubCo of such release in substantially the form attached as Exhibit A hereto (a “Settlement Notice”), specifying the number of Subject Shares to be so released from the Transfer restrictions set forth in this Article II (the “Settled Shares”), and (b) paying an amount in cash to PubCo, by wire transfer of immediately available funds to an account designated in writing by PubCo, equal to (the “Settlement Amount”) the product of (i) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing), multiplied by (ii) the number of Settled Shares. Upon receipt by Pubco of such Settlement Notice and the applicable Settlement Amount, the Transfer Restrictions on the Settled Shares shall automatically be released without any further obligations hereunder with respect to such Settled Shares. For the avoidance of doubt, in connection with any Settled Shares, Stockholder will be permitted to retain any proceeds from the sale of such Settled Shares.

Section 2.4 Final Settlement. On the Maturity Date, Stockholder will transfer to PubCo, at no cost to PubCo and free and clear of any liens or encumbrances, any Subject Shares that have not become Settled Shares prior to the Maturity Date, and Stockholder and PubCo will have no further obligations under this Agreement with respect to the Subject Shares after such transfer. From and after the Maturity Date, Stockholder may release the funds from the Bank Account and have the rights to use such funds without any restrictions under this Agreement.

Article III

TERMINATION

Section 3.1 Termination. This Agreement shall automatically terminate, and no Party shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect, upon the earliest to occur of (a) the mutual written consent of the Parties; (b) the valid termination of the BCA prior to the Closing in accordance with its terms and (c) the Maturity Date (the period from the date hereof through such termination date, the “Term”); provided, that: (i) no termination of this Agreement will affect the liability of a Party for any breach of this Agreement prior to termination; and (ii) the provisions of this Section 3.1 and Section 5.13 of this Agreement will survive any termination of this Agreement and continue indefinitely. In addition to the foregoing termination rights, if the Closing does not occur on or before December 10, 2024: i) the Stockholder shall have the right to terminate this Agreement without further liability or obligation and ii) redeem the entirety of the Subject Shares from the SPAC, PubCO, or Target (as applicable).

Article IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1 Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to each of SPAC and PubCo that:

(a) Stockholder acknowledges that no person or entity has made or makes any representation or warranty to Stockholder in respect of SPAC, Target, PubCo, the Subject Shares, or the Transactions, other than the representations and warranties contained in this Agreement.

(b) Stockholder, if an entity, has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation. The execution, delivery and performance by Stockholder of this Agreement are within the powers of Stockholder, have been duly authorized and will not constitute or result in a breach or default under or conflict with any statute, rule or regulation applicable to Stockholder, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Stockholder is a party or by which Stockholder is bound, and will not violate any provisions of Stockholder’s organizational documents. This Agreement has been duly authorized, executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(c) Stockholder, directly or indirectly through its affiliates, owns the Subject Shares, free and clear of any liens (other than imposed by applicable securities laws, SPAC’s organizational documents and this Agreement). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which Stockholder or its affiliates is a party or bound with respect to the voting or transfer of any Common Stock other than this Agreement.

(d) Stockholder and each of its affiliates holding Subject Shares is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Stockholder agrees to, and to cause its affiliates to, provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Stockholder or its affiliates, as applicable, is permitted to do so under applicable law. If Stockholder or its affiliates holding Subject Shares is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/Patriot Act”), Stockholder and such affiliates, as applicable, maintain policies and procedures reasonably designed to comply with applicable obligations under the BSA/Patriot Act. To the extent required, Stockholder and each of its affiliates holding Subject Shares maintains policies and procedures reasonably designed (i) for the screening of its investors against the OFAC sanctions programs and (ii) to ensure that the funds held by Stockholder and/or its designated purchasing affiliates and used to purchase the Subject Shares were legally derived.

Section 4.2 Representations and Warranties of SPAC. SPAC represents and warrants to Stockholder that:

(a) SPAC is duly formed, validly existing and in good standing under the laws of the State of Delaware. SPAC has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement. All corporate action required to be taken by SPAC’s board of directors in order to authorize SPAC to enter into this Agreement been taken by SPAC’s board of directors. This Agreement has been duly authorized, executed and delivered by SPAC and is enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) Assuming the accuracy of Stockholder’s representations and warranties in Section 4.1, the execution, delivery and performance of this Agreement and the consummation by SPAC of the transactions that are the subject of this Agreement in compliance herewith will be done in accordance with the rules of the Nasdaq Capital Market (“Nasdaq”) and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC is subject, which would have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of SPAC (a “Material Adverse Effect”) or materially affect the validity of the Subject Shares or the legal authority of SPAC to comply in all material respects with the terms of this Agreement; (ii) any material violation of the provisions of the organizational documents of SPAC; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subject Shares or the legal authority of SPAC to comply with this Agreement.

(c) As of their respective dates, all reports (the “SEC Reports”) filed or required to be filed by SPAC with the SEC complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed as of the time of the execution of this Agreement and at the time of the Closing, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods presented, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes, and SPAC has timely filed with the SEC each SEC Report that SPAC was required to file with the SEC. A copy of each SEC Report is available to Stockholder via the SEC’s EDGAR system.

(d) Except for such matters as have been disclosed in the Disclosure Documents or that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over SPAC, pending, or, to the knowledge of SPAC, threatened in writing against SPAC, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC.

(e) As of the date hereof, shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC (and SPAC has not received any written notification of any intention by Nasdaq or the SEC) to deregister such shares or prohibit or terminate the listing of the Common Stock on Nasdaq. Other than as contemplated by the BCA, SPAC has taken no action intended to result in, or that would reasonably be expected to result in, the termination of the registration of such shares under the Exchange Act.

(f) SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by the Nasdaq, (iv) any filings pursuant to applicable antitrust laws, and (v) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Agreement that SPAC reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on SPAC’s ability to consummate the transactions contemplated hereby.

Section 4.3 Representations and Warranties of PubCo. PubCo represents and warrants to Stockholder that:

(a) PubCo is duly formed, validly existing and in good standing under the laws of the Netherlands. PubCo has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement. All corporate action required to be taken by PubCo’s board of directors in order to authorize PubCo to enter into this Agreement been taken. This Agreement has been duly authorized, executed and delivered by PubCo and is enforceable against PubCo in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) Assuming the accuracy of Stockholder’s representations and warranties in Section 4.1, the execution, delivery and performance of this Agreement and the consummation by PubCo of the transactions that are the subject of this Agreement in compliance herewith will not result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of PubCo or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which PubCo or any of its subsidiaries is a party or by which PubCo or any of its subsidiaries is bound or to which any of the property or assets of PubCo is subject, which would materially affect the legal authority of PubCo to comply in all material respects with the terms of this Agreement and perform its obligations hereunder; (ii) any material violation of the provisions of the organizational documents of PubCo; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PubCo or any of its properties that would materially affect the legal authority of PubCo to comply with this Agreement or perform its obligations hereunder.

(c) Except for such matters that would not materially affect the legal authority of PubCo to comply with this Agreement or perform its obligations hereunder, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over PubCo, pending, or, to the knowledge of PubCo, threatened in writing against PubCo, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against PubCo.

(d) PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by Nasdaq, (iv) any filings pursuant to applicable antitrust laws, and (v) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Agreement that PubCo reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not materially affect the legal authority of PubCo to comply with this Agreement or perform its obligations hereunder.

Article V

MISCELLANEOUS

Section 5.1 Survival. All representations, warranties and covenants contained in this Agreement shall survive changes in the transactions, documents and instruments described herein, in each case until the end of the Term.

Section 5.2 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 5.3 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC or PubCo any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 5.5 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The provisions of this Agreement may not be waived except in a writing signed by the Party against whom enforcement of such waiver is sought. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by email (with affirmative confirmation receipt) or (iii) by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC prior to the Closing, to:	with copies (which shall not constitute notice) to:

Thunder Bridge Capital Partners IV, Inc.	Ellenoff Grossman & Schole LLP
9912 Georgetown Pike, Suite D203	1345 Avenue of the Americas, 11th Floor
Great Falls, VA 22066	New York, New York 10105, U.S.A.
Attn: Gary A. Simanson, Chief Executive Officer	Attn:	Stuart Neuhauser, Esq. and
E-mail: gsimanson@thunderbridge.us		Matthew A. Gray, Esq.
	Email:	sneuhauser@egsllp.com;
mgray@egsllp.com

and

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
	Attn:	Jon Talcott, Esq. and Peter Strand, Esq.
	E-mail:	jon.talcott@nelsonmullins.com;
peter.strand@nelsonmullins.com

If to SPAC at or after the Closing, or to PubCo at any time, to:	With copies (which shall not constitute notice) to:

Coincheck Group N.V.
E Space Tower, 12F	Ellenoff Grossman & Schole LLP
3-6, Maruyamacho	1345 Avenue of the Americas, 11th Floor
Shibuya-ku, Tokyo 150-0044	New York, New York 10105, U.S.A.
Attn: Gary A. Simanson, Chief Executive Officer	Attn:	Stuart Neuhauser, Esq. and
E-mail: gsimanson@thunderbridge.us		Matthew A. Gray, Esq.
	Email:	sneuhauser@egsllp.com;
mgray@egsllp.com

and

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
	Attn:	Jon Talcott, Esq. and Peter Strand, Esq.
	E-mail:	jon.talcott@nelsonmullins.com;
peter.strand@nelsonmullins.com
If to Stockholder, to: the address of Stockholder set forth underneath Stockholder’s name on the signature page hereto

Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.8 Entire Agreement; Assignment; Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. This Agreement does not confer any rights or remedies upon any person or entity other than the Parties hereto and their heirs, successors and permitted assigns.

Section 5.9 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (and, for the avoidance of doubt, any reference in this Agreement to an affiliate of SPAC prior to the Closing will include its sponsor, TBCP IV, LLC, a Delaware limited liability company).

Section 5.10 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. Any action, claim, suit or other legal proceeding (a “Proceeding”) arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Proceeding arising out of or relating to this Agreement and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 5.6. Nothing in this Section 5.10 shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

Section 5.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to obtain an injunction or restraining order to prevent threatened, actual or continuing breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case without the requirement to post any bond or other security or to prove actual damages or that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 5.12 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties hereto. Without limiting the generality of the foregoing sentence, Stockholder (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of shares of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of shares of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Stockholder has acted independently regarding its decision to enter into this Agreement.

Section 5.13 Waiver against Trust. Stockholder understands that, as described in the IPO Prospectus, SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with its initial public offering (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that SPAC may disburse monies from the Trust Account only in the circumstances described in the IPO Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Stockholder hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Stockholder nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Stockholder on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Stockholder or any of its affiliates may have against the Trust Account now or in the future and will not seek recourse against the Trust Account for any reason whatsoever. Stockholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its affiliates to induce SPAC to enter into this Agreement, and Stockholder further intends and understands such waiver to be valid, binding and enforceable against Stockholder and each of its affiliates under applicable law. This Section 5.13 shall survive any termination of this Agreement and continue indefinitely. Notwithstanding the foregoing, this Section 5.13 shall not prevent Stockholder or its affiliates in the capacity as a Public Stockholder from receiving funds from the Trust Account after the termination of this Agreement upon the redemption of Stockholder’s or its affiliates’ shares of Common Stock or upon the liquidation of SPAC.

Section 5.14 Prevailing Party Costs. In the event either Party brings suit against the other asserting claims arising out of or relating to a breach of this Agreement, the Parties agree that the prevailing party in that suit shall be entitled to reimbursement of all fees and costs by the non-prevailing party, including reasonable attorneys’ fees incurred in defending or prosecuting that suit.

Section 5.15 Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf or other electronic document transmission), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the Parties hereto have caused this Non-Redemption and Share Forward Agreement to be duly executed as of the date first set forth above.

SPAC:

Thunder Bridge Capital Partners IV, Inc.

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	President and CEO

PubCo:

Coincheck Group B.V.

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Director and CEO

{Signature Page to Non-Redemption and Share Forward Agreement}

Stockholder:

Ghisallo Master Fund LP

By:	/s/ Michael Germino
Name: Michael Germino
Title: Authorized Signatory

Address for Notice to Stockholder:

Ghisallo Master Fund LP
c/o Ghisallo Capital Management LLC
240 Newbury Street, 2nd Floor
Boston, MA 02116
Attn: Nicole Restivo
Email:legalnotice@ghisallo.com

{Signature Page to Non-Redemption and Share Forward Agreement}

Exhibit A

Form of Settlement Notice

Ghisallo Master Fund LP

c/o Ghisallo Capital Management LLC

240 Newbury Street, 2nd Floor

Boston, MA 02116

[Date]

Coincheck Group N.V.

E Space Tower, 12F

3-6, Maruyamacho

Shibuya-ku, Tokyo 150-0044

Attn: Gary A. Simanson, Chief Executive Officer

E-mail: gsimanson@thunderbridge.us

Re: Settlement Notice under Non-Redemption and Share Forward Agreement

Dear Mr. Simanson:

This notice (this “Settlement Notice”) is being provided by Ghisallo Master Fund LP, a Cayman Islands exempted limited partnership (“Stockholder”) to Coincheck Group N.V. as a Settlement Notice pursuant to that certain Non-Redemption and Share Forward Agreement, dated as of December 4, 2024 (the “Agreement”), by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (together with its successors, “SPAC”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (together with its successors, including Coincheck Group N.V., “PubCo”), and Stockholder. Any capitalized term used but not defined in this Settlement Notice will have the meaning ascribed to such term in the Agreement.

Stockholder hereby notifies the company in accordance with the terms of the Agreement that it desires to release the number of Subject Shares set forth below from the Transfer restrictions set forth in Article II of the Agreement as Settled Shares, and concurrent with delivery of this Settlement Notice is paying to PubCo, by wire transfer of immediately available funds, the Settlement Amount with respect to such Settled Shares, as noted below.

Number of Settled Shares
under this Settlement Notice:

Settlement Amount
under this Settlement Notice:

Ghisallo Master Fund LP

By:
Name:
Title